Exhibit 99.1

First Interstate BancSystem, Inc. Announces Dividend

Company Release: April 17, 2017

BILLINGS, MT - First Interstate BancSystem, Inc.'s (Nasdaq: FIBK) Executive Committee of the Board of Directors declared a dividend of $0.24 per common share on April 17, 2017. The dividend is payable on May 12, 2017 to owners of record as of May 2, 2017.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $9.1 billion in assets as of December 31, 2016. It is the parent company of First Interstate Bank, a community bank operating 81 banking offices, including online and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 29 consecutive years of profitability, First Interstate is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

First Interstate BancSystem, Inc.
Marcy Mutch, +1 406-255-5312
Chief Financial Officer
marcy.mutch@fib.com